July 1, 2015 Exhibit 99.1 Distribution Resources Plan Overview

July 1, 2015 Exhibit 99.1 AB 327 required IOU submissions of Distribution Resources Plans (DRP) on July 1, 2015 to integrate increasing penetration of Distributed Energy Resources (DERs). Key provisions of the DRP filing include: • Methodology/Tools for identifying optimal locations for DERs (includes distributed generation, energy storage, electric vehicle charging, energy efficiency and demand response) • Enhance the electric system’s capability to integrate more DERs at the distribution level through modernization of system planning tools, design and operations • Technology recommendations (information technology, communications, system planning, voltage and frequency controls, etc.) SCE’s DRP includes a conceptual capital plan • Estimated scope of work, technology roadmap, timeline, and capital and expense cost estimates • Incremental to traditional general rate case expenditures; implementation recommendations proposed to be integrated into future general rate cases beginning with the 2018 filing • Overall capital spending expected to be at least in the range of current forecast levels, although could result in higher spending pending CPUC approval in future GRCs SCE Distribution Resources Plan 1

Exhibit 99.1

SCE Grid Modernization Road Map

SCE's July 1, 2015 DRP supports the Commission's proposed phased approach, which would be implemented over future General Rate Case (GRC) cycles

GRC Cycle	2015 - 2017	2018 - 2020	2021 +
Technology	Implement foundational information technology, communication systems, and system planning tools; begin grid reinforcement work	Expand automation and improve communications and control with Distributed Energy Resources; continue grid reinforcement work	Continue grid modernization, maximize benefits of Distributed Energy Resources and continue integrating into planning and operations
People and Process	Prepare organization and workforce to execute incremental work	Ramp up resources and develop talent pipeline	
Expected Result	Compliance, safety, and reliability; preparation for future grid state	New business opportunities enabled; full deployment of grid modernization	Prepare grid management systems to handle increased DER and support more grid transactions

July 1, 2015 2 EDISON INTERNATIONAL

July 1, 2015 Exhibit 99.1 SCE DRP Capital Expenditure Estimates Time Period Capital Expenditures CPUC Approval Mechanism 2015-2017 Distribution Automation $40-70 million • Proposed memorandum account to record associated revenue requirement until expenditures are authorized by CPUC Substation Automation $30-60 million Communications Systems $7-15 million Technology Platforms and Applications $130-200 million Grid Reinforcement $140-215 million Total $347-560 million 2018-2020 Distribution Automation $185-320 million • Request recovery in 2018 GRCSubstation Automation $185-320 million Communications Systems $270-470 million Technology Platforms and Applications $215-375 million Grid Reinforcement $550-1,100 million Total $1,405-2,585 million SCE anticipates capital spending to continue at least in the range of current forecast levels, although could result in higher spending pending CPUC approval in future GRCs 3